Exhibit 4.5

SEITEL, INC.
NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (this "Agreement") is made and entered into by and between Seitel, Inc., a Delaware corporation (the "Company"), and Fred S. Zeidman ("Grantee"), a member of the board of directors of the Company (the "Board") effective as of the Date of Grant as defined below.

WHEREAS, commencing July 2, 2004 Grantee shall serve as a member of the Board of Directors of the Company (the "Board"), and in connection with such service, the Board on behalf of the Company authorized a grant to Grantee a nonstatutory stock option to purchase the Company's common stock, par value $.01 per share (the "Common Stock"), effective July 2, 2004, in the amount indicated below, which shall be subject to the terms and conditions of this Agreement, with a view to increasing Grantee's interest in the Company's welfare and growth; and

WHEREAS, Grantee desires to receive such a nonstatutory option to purchase shares of Common Stock in connection with his services on the Board.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Grant of Nonstatutory Stock Option.  Subject to the restrictions, forfeiture provisions and other terms set forth herein, the Company hereby grants to the Grantee an option (the "Option" or "Stock Option") to purchase 100,000 full shares (the "Optioned Shares") of Common Stock at an "Option Price" equal to $1.30 per share. The Date of Grant of this Stock Option is July 2, 2004.

The "Option Period" shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  This Stock Option is a Nonstatutory Stock Option.

2.                  Administration.  This Agreement and the grant of the Option are subject to administration by and the rules and procedures established by the "Committee" (as defined herein) to administer this Agreement.  The Committee shall mean the members of the compensation committee of the Board who are independent members of the compensation committee of the Board and who at least constitute a majority thereof, or if no such members are available, a majority of the independent members of the Board.  The Committee shall have the authority to construe and interpret the terms of this Agreement and to provide omitted terms or definitions of terms to carry out this Agreement.  The Committee shall have the authority to take all actions that it deems advisable for the administration of this Agreement.  Any decision of the Committee in connection with this Agreement shall be final, binding and conclusive on the parties hereto and any third parties, including any individual or entity.

3.                  Vesting: Time of Exercise.  Except as specifically provided in this Agreement, the Stock Option shall be vested and exercisable with respect to 100% of the total Optioned Shares on July 2, 2005, provided the Grantee is providing services to the Company or a subsidiary of the Company on that date.

The Grantee shall also become 100% vested in the total Optioned Shares hereunder on the day preceding an event which constitutes a Change in Control.  For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

(a)                any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of original issue securities directly from the Company shall not be deemed an acquisition for purposes of this clause (a));

(b)               during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(c)                the consummation of a merger or consolidation of the Company with any other entity, other than (i)  a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

(d)               the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(e)                any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

(f)                 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(g)                "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

4.                  Term; Forfeiture.  In the event of Grantee's termination of services with the Company and its subsidiaries (a "Termination of Services") for any reason other than Grantee's death or "Disability" (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) then Grantee shall immediately forfeit any Stock Options which are not vested unless the Committee, in its sole discretion, determines that any or all of such unvested Stock Options shall not be so forfeited.  The Stock Option outstanding on such date of Termination of Services, to the extent vested on such date, may be exercised by Grantee (or, in the event of Grantee's subsequent death, by Grantee's "Heir" (as defined below)) within three months following such Termination of Services, but not thereafter.  However, in no event shall the Option be exercisable after the tenth (10th) anniversary of the Date of Grant.  To the extent the Option is not vested on Grantee's date of Termination of Services, the Option shall automatically lapse and be canceled unexercised as of such date.

In the event of Grantee's Termination of Services by reason of death or Disability, the Option shall be fully vested on such date of termination and may be exercised by Grantee or, in the event of Grantee's death, by the person to whom Grantee's rights shall pass by will or the laws of descent and distribution ("Heir"), at any time within the one-year period beginning on Grantee's Termination of Services, but not thereafter.  However, in no event shall the Option be exercisable after the tenth (10th) anniversary of the Date of Grant.

5.                  Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Grantee, the Stock Option may be exercised only by the Grantee, or by the Grantee's guardian or personal or legal representative (in the event of his or her Disability or by a broker dealer subject to Section 7 below).

6.                  No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.                  Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Option may be exercised by the delivery of written notice to the Committee or designated Company representative setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the date of exercise thereof (the "Exercise Date") which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Grantee shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable to the Company in full in either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the total Option Price (provided that the shares of Common Stock which are tendered must have been held by the Grantee for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) subject to prior approval by the Committee in its discretion, by withholding shares of Common Stock which otherwise would be acquired on exercise having an aggregate fair market value at the time of exercise equal to the total Option Price, or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above.  Any payment in shares of Common Stock shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their fair market value on the date when the Stock Option is exercised.  Unless otherwise permitted by the Committee in its discretion, the Grantee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of shares of Common Stock (including, without limitation, effecting a "cashless exercise" with a broker of the Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Agreement's purpose and applicable law.  A "cashless exercise" of an Option is a procedure by which a broker provides the funds to the Grantee to effect an Option exercise, to the extent consented to by the Committee in its discretion.  At the direction of the Grantee, the broker will either (i) sell all of the shares of Common Stock received when the Option is exercised and pay the Grantee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker) or (ii) sell enough of the shares of Common Stock received upon exercise of the Option to cover the Option Price, withholding taxes and any fees due the broker and deliver to the Grantee (either directly or through the Company) a stock certificate for the remaining shares of Common Stock.  Dispositions to a broker effecting a cashless exercise are not exempt under Section 16 of the Exchange Act.  In no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a "cashless exercise," if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee in its discretion.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, share certificates for the number of shares of Common Stock purchased under the Option.  Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.

If the Grantee fails to pay for any of the shares of Common Stock specified in such notice or fails to accept delivery thereof, then the Option, and right to purchase such shares of Common Stock may be forfeited by the Company.

8.                  Nonassignability.  The Stock Option is not assignable or transferable by the Grantee except by will or by the laws of descent and distribution or pursuant to a domestic relations order that would qualify as a qualified domestic relations order as defined in Section 414(p) of the Code, if such provision were applicable to the Stock Option.

9.                  Rights as Stockholder. The Grantee will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Grantee for the Optioned Shares. The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such shares. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.              Adjustment of Number of Optioned Shares and Related Matters.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate under this Agreement, then the Committee may make adjustments to this Agreement and the Optioned Shares in accordance with applicable laws as it may deem equitable.

11.              Community Property. Each spouse individually is bound by, and such spouse's interest, if any, in any share of Common Stock is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

12.              Dispute Resolution.

(a)                Arbitration. All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the following procedures:

(i)                  After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

(ii)                Within 30 days after receipt of such demand, the other parties shall, in a written notice delivered to the first party, name such parties' arbitrator (who shall be an impartial person). If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the "AAA"). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section for the original appointment of such arbitrator.

(iii)               Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

(iv)              The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v)                Except as set forth in Section 12(b) below, the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

(b)               Emergency Relief. Notwithstanding anything in this Section 12 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party's rights under Section 12.

13.              Grantee's Representations. Notwithstanding any of the provisions hereof, the Grantee hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Grantee hereunder, if the exercise thereof or the issuance of such shares of Common Stock shall constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority or Company policies, or the rules of the stock exchange on which the Common Stock is listed or traded.  Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Grantee are subject to all applicable laws, rules, and regulations, rules of the stock exchange on which the Common Stock is listed or traded and policies of the Company.

14.              Investment Representation. The Grantee represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Grantee for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.

15.              Grantee's Acknowledgments. The Grantee represents that he or she is familiar with the terms and provisions of this Agreement, and hereby accepts this Option subject to all the terms and provisions thereof. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee, the Company or the Board, as appropriate, upon any questions arising under this Agreement.

16.              Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Nevada law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

17.              No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Grantee the right to be employed or to provide services to the Company, its affiliates or any parent or subsidiary or their affiliates, whether as an employee or as a consultant or as a director of the Board, or interfere with or restrict in any way the right of the Company or any of the other foregoing entities to discharge the Grantee as an employee, consultant or director of the Board at any time.

18.              Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

19.              Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

20.              Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

21.              Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

22.              Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

23.              Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

24.              Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

25.              Independent Legal and Tax Advice.  Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding entering into this Agreement, the grant and exercise of the Option and the disposition of any shares of Common Stock acquired thereby.

26.              Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Grantee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a)                Notice to the Company shall be addressed and delivered as follows:

  Seitel, Inc.

  10811 S. Westview Circle Drive,

  Suite 100, Bldg. C

  Houston, Texas  77043

  Facsimile:  (713) 881-2815

  Attention:  Secretary

(b)               Notice to the Grantee shall be addressed and delivered as set forth on the signature page.

27.              Tax Requirements.

(a)                Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy the amount of federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Agreement and this Option.

(b)               Share Withholding.  With respect to tax withholding required upon the exercise of Stock Options or upon any other taxable event arising as a result of the Stock Option, Grantee may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a fair market value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction.  All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.  Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, effective as of the date specified in Section 1 hereof.

COMPANY:

SEITEL, INC.

By:	/s/ Robert D. Monson
Name:	Robert D. Monson
Title:	Chief Executive Officer

GRANTEE: /s/ Fred S. Zeidman
Fred S. Zeidman
Address: ______________________________________
_________________________________________